IF " DOCVARIABLE "SWDocIDLocation" 2" = "2" " DOCPROPERTY "SWDocID" 4898-3767-5562v.1" "" 4898-3767-5562v.1

Exhibit 4.2

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following description of the terms of Flowco Holdings, Inc.’s (“we,” “us,” “our” or the “Company”) capital stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission and incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in Certificate of Incorporation.

General

Our Certificate of Incorporation authorizes capital stock consisting of:

•
300,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”);
•
150,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and
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10,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”).

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and on which the holders of the Class A common stock are entitled to vote.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class A common stock.

Holders of shares of our Class A common stock will vote together with holders of our Class B common stock, as a single class on all matters presented to our stockholders for their vote or

Exhibit 4.2

approval, except for certain amendments to the Certificate of Incorporation or as otherwise required by applicable law or the Certificate of Incorporation. Any amendment to the Certificate of Incorporation that gives holders of the Class B common stock (i) any rights to receive dividends (subject to certain exceptions) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A common stock, or (iii) any other economic rights (except for payments in cash in lieu of receipt of fractional stock) shall, in addition to the vote of the holders of shares of any class or series of our capital stock required by law, also require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A common stock voting separately as a class.

Class B Common Stock

Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.

Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of common units of Flowco Mergeco LLC (“LLC Interests”) held by the Existing Owners and the number of shares of Class B common stock issued to the Existing Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Existing Owners will be permitted transferees of Class B common stock.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the Certificate of Incorporation relating to the terms, number of shares, powers, designations, preferences or relative, participating or other special rights, or to qualifications, limitations or restrictions thereof, of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon or as otherwise required by applicable law or the Certificate of Incorporation.

Except in certain limited circumstances, holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class B common stock. Upon the redemption or exchange of an LLC Interest (together with a share of Class B common stock) for Class A common stock, the shares of Class B common stock will be automatically transferred to the Company for no consideration and will be canceled and no longer outstanding. Such shares of Class B common stock may not be reissued. Any amendment of the Certificate of Incorporation that gives holders of our Class B common stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A common stock or (iii) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Preferred Stock

The Certificate of Incorporation authorizes 10,000,000 shares of preferred stock.

Exhibit 4.2

Under the terms of the Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Forum Selection

The Certificate of Incorporation provides (i) (a) any derivative action or proceeding brought on behalf of the Company under Delaware law, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, or (e) any other action asserting an “internal corporate claim,” as defined in the DGCL, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that the foregoing choice of forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amened, or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Certificate of Incorporation will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our

Exhibit 4.2

current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Provisions

The Certificate of Incorporation and Bylaws, contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules and regulations of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Certificate of Incorporation provides that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement, directors designated by GEC and White Deer may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Special Meetings of Stockholders; Action by Written Consent of Stockholders

The Bylaws provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders. The Certificate of Incorporation provides that, at any time when GEN and its Affiliates beneficially own, in the aggregate, at least 35% of the voting power of our outstanding capital stock, our stockholders may take action by consent without a meeting, and at any time when GEC and its Affiliates beneficially own, in the aggregate, less than 35% of the voting power of our outstanding capital stock, our stockholders may not take action by consent without a meeting, but may only take action at a meeting of stockholders. These provisions may delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Exhibit 4.2

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate of Incorporation provides that the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to amending the Bylaws, the size of our board, removal of directors, director and officer liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum. The Certificate of Incorporation provides that the board of directors may adopt, amend, alter, or repeal the Bylaws. In addition, the Certificate of Incorporation provides that the stockholders may not adopt, amend, alter or repeal the Bylaws unless such action is approved, in addition to any other vote required by the Certificate of Incorporation, (a) prior to the time when GEC and its Affiliates cease to beneficially own, in the aggregate, 35% of the voting power of the then outstanding shares of our capital stock, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class, or (b) from and after the time when GEC and its Affiliates cease to beneficially own, in the aggregate, 35% of the voting power of the then outstanding shares of our capital stock, by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class. The Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Section 203 of the DGCL

Exhibit 4.2

The Certificate of Incorporation contains a provision opting out of Section 203 of the DGCL. However, the Certificate of Incorporation contains provisions that are similar to Section 203. Specifically, the Certificate of Incorporation provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person, but will exclude GEC, White Deer and their affiliates.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation and the Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to GEC, White Deer or any of our directors who are employees of or affiliated with GEC, White Deer or any director or stockholder who is not employed by us or our subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, GEC, White Deer or any of our directors who are employees of or affiliated with GEC, White Deer or any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if GEC, White Deer or any of our directors who are employees of or affiliated with GEC, White Deer or any director or stockholder who is not employed by us or our subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or

Exhibit 4.2

business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (i) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the Certificate of Incorporation, (ii) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) we have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Trading Symbol and Market

Our Class A common stock is listed on the NYSE under the symbol “FLOC.” There is no public trading market for our Class B common stock.